EXHIBIT 10.12
February 14, 2007
Jon Stonehouse
7 Pine Top Place
Durham, NC 27705
Dear Mr. Stonehouse:
     This amended and restated letter agreement (the “Agreement”) will serve to confirm our agreement with respect to the terms and conditions of your employment with BioCryst Pharmaceuticals, Inc. (“BioCryst” or the “Company”). As you know, this Agreement is identical in all respects to the agreement originally executed on January 5, 2007, except that it reflects the fact that all of the initial equity awards under Section 3 were issued under the BioCryst Pharmaceuticals, Inc. Stock Incentive Plan.
1. Term of Employment. Subject to the terms and conditions of this Agreement, BioCryst hereby employs Jon Stonehouse (the “Employee”), effective January 5, 2007, as Chief Executive Officer of BioCryst, and Employee hereby accepts such employment. During the term of this Agreement, BioCryst shall use its best efforts to provide that the Employee shall be elected as a member of the Board of Directors of BioCryst (the “Board”). The Employee shall not, during the term of his employment, engage in any other business activity that would interfere with, or prevent him from carrying out, his duties and responsibilities under this Agreement. Employee represents that he currently serves on the Board of Directors of River West Health Care, LLC (a start-up company the business of which is not competitive with that of the Company) as well as on an advisory council at Duke University, and that neither activity will interfere materially with his duties as contemplated hereunder. BioCryst hereby acknowledges and approves such activities. BioCryst further agrees and acknowledges that any compensation which the Employee receives from participation in any such allowable activities shall be outside the scope of this Agreement and in addition to any compensation received hereunder. The term of employment of Employee under this Agreement shall commence as of the effective date set forth above and shall continue for a period of one year, subject to earlier termination as provided herein; provided, however that the term shall be automatically extended by one additional year on each anniversary of the effective date of this Agreement, unless one party to this Agreement provides written notice of non-renewal to the other party at least 30 days prior to the date of such automatic extension.
2. Basic Full-Time Compensation and Benefits.
     (a) As basic compensation for services rendered under this Agreement, Employee shall be entitled to receive from BioCryst, a salary of $33,333 per month ($400,000 per annum) payable in arrears on the first business day of each month during the term of this Agreement, beginning on February 1, 2007 for the month of January 2007. This salary will be reviewed annually by the Board of Directors and may be raised at the discretion of the Board.
     (b) In addition to the basic compensation set forth in (a) above, Employee shall be eligible to earn a cash bonus of up to $300,000, payable as soon as reasonably practicable in calendar year 2008, based on the Company’s achievement of performance related goals proposed by management and approved by the Board for the Company’s fiscal year ending December 31, 2007. The bonus actually earned, if any, shall be based on a target amount of $200,000 for achievement of the performance goals, and shall be pro-rated or increased, as applicable, based on the degree to which the performance goals have or have not been achieved or have been exceeded, subject to a minimum level of achievement proposed by management and approved by the Board. The amount of the bonus earned in accordance with the achievement of the performance goals, as described above, shall be prorated according to the percentage of the calendar year that Employee is employed by the Company. The Company shall provide Employee with similar annual bonus opportunities for future fiscal years during the term of this Agreement, in amounts that are commensurate with the performance of the Company and of Employee.

     (c) In addition to the basic compensation set forth in (a) and (b) above, Employee shall be entitled to receive benefits and perquisites at least as favorable as those provided to other executive officers of BioCryst, which benefits shall include, without limitation, reasonable vacation, sick leave, payment of fees for Employee’s participation in the advisory council at Duke University, medical benefits, $1,000,000 of life insurance during the term of Employee’s employment, and participation in profit sharing or retirement plans. Notwithstanding the foregoing, the Company’s obligation to provide $1,000,000 of life insurance for Employee shall be subject to Employee’s insurability at rates customary for an individual of Employee’s age who is in average physical condition. In addition, the Company shall reimburse Employee for his reasonable attorneys fees incurred in connection with the negotiation of this Agreement.
     (d) In addition to the compensation set forth in paragraphs 2(a), (b) and (c) above, the Board of Directors of BioCryst may from time to time, in its discretion, also grant such other cash or stock bonuses to the Employee either as an award or as an incentive as it shall deem desirable or appropriate.
3. Initial Equity Awards. In connection with Employee’s execution of this Agreement, Employee shall be issued initial equity incentive awards as follows:
     (a) The Company shall, on the effective date hereof, grant to Employee an option to purchase 450,000 shares of the Company’s common stock (“Common Stock”), with an exercise price equal to the fair market value of the Common Stock on the date of the grant. The option shall vest and become exercisable contingent on Employee’s continued provision of services to the Company on each respective vesting date, over a period of 4 years as follows: one year after Employee’s start date, 25% of the awards will vest; thereafter, the remaining shares will vest on a monthly schedule of 1/48 of the total number of shares subject to the grants upon the completion of each month of service. The option will be an “incentive stock option” to the maximum extent allowed by the tax code.
     (b) The Company shall grant to Employee 50,000 shares of its Common Stock, which shall vest in two equal installments as follows: the first installment shall vest two years after the Employee’s start date; the second installment shall vest four years after the Employee’s start date. Employee understands and acknowledges that prior to vesting, the shares may not be transferred and will be subject to forfeiture.
     (c) All awards will be issued under and shall be subject to the terms of the BioCryst Pharmaceuticals, Inc. Stock Incentive Plan and specific award agreements between the Employee and the Company, which award agreements shall provide that Employee be entitled to exercise any vested incentive stock option or any non qualified stock option for a period of two years subsequent to the termination or expiration of Employee’s employment with the Company. All shares issuable pursuant to the awards in this Section 3 have been registered on Form S-8.
4. Termination.
     (a) If Employee’s employment is terminated (i) as a result of the Employee’s resignation or non-renewal of the term, (ii) as a result of the Employee’s death, or (iii) by the Company for Cause, Employee will receive base salary, as well as any accrued but unused vacation (if applicable) and other compensation, earned through the effective termination date, and no additional compensation; provided, however, that in the event Employee’s employment is terminated as a result of the Employee’s death, and the Company has failed to procure and maintain $1,000,000 in life insurance on the life of Employee in violation of its obligation pursuant to paragraph 3(c), the Company shall pay to the Employee’s personal representative $1,000,000.
     For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the Board that Employee’s employment be terminated for any of the following reasons: (i) a violation of a federal or state law or regulation that materially and adversely impacts the business of the Company, (ii) conviction or plea of no contest to a felony under the laws of the United States or any state, (iii) a breach of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer that materially and adversely impacts the Company, (iv) fraud or misappropriation of property belonging to the Company or its affiliates, or (v) willful misconduct or gross negligence in connection with the performance of Employee’s duties; provided, however, that no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company.
     (b) If Employee’s employment is terminated (i) by the Company without Cause, (ii) upon non-renewal of the term by the Company, (iii) as a result of a Constructive Termination, or (iv) by the Company as a result of Disability, the Company shall provide written notice of termination to Employee, along with any base salary and accrued but unused vacation or other compensation earned through the effective termination date.
     In addition, and subject to the Employee (a) signing and not revoking a release of any and all claims against the Company, its officers, directors and employees, (b) resigning from the Board (if applicable) on the date that employment terminates, and (c) returning to the Company all of its property and confidential information that is in Employee’s possession, the Employee will receive:
     (I) severance in an amount equal to the product of (x) two, except in the event the effective date of termination occurs within one year of the effective date of this Agreement, in which case the severance multiplier shall be one, and (y) the sum of (1) Employee’s annual base salary in effect immediately prior to the effective date of termination, and (2) Executive’s target bonus in effect for the fiscal year of termination, which severance amount shall be paid in equal installments over the regularly scheduled payroll periods of the Company for the two years following the effective date of termination, and
     (II) if Employee elects to continue health insurance coverage under COBRA following termination of employment, the Company shall pay the monthly premium under COBRA until the earlier of (1) twelve months following the effective date of termination, or (2) the date upon which COBRA continuation coverage ceases.
     “Disability” shall mean the inability of Employee to perform his duties hereunder by reason of physical or mental incapacity for ninety (90) days, whether consecutive or not, during any consecutive twelve (12) month period.
     “Constructive Termination” shall mean a resignation of employment within 30 days of the occurrence of any of: (i) a reduction in Employee’s responsibilities or any change in the status or title of Employee with regard to his employment; (ii) a reduction in Employee’s base salary, unless such reduction occurs prior to a Change in Control (as defined below) and is made in connection with a fiscal downturn of the Company pursuant to which the base salaries of all executive officers of the Company are reduced by a comparable percentage; or (iii) a relocation of Employee’s principal office to a location more than 50 miles from the location of Employee’s then-current principal office.
     (c) If, during Employee’s employment with the Company, there is a Change of Control, all equity awards granted to Employee under paragraph 3 and otherwise shall vest in full. In addition, if Employee’s employment is terminated following the Change in Control, the provisions of paragraph (a) or (b) above shall apply, as applicable; provided, however, that in the event the Employee’s employment is terminated pursuant to paragraph (b) above following a Change in Control and within one year of the effective date of this Agreement, the severance multiplier in paragraph 4(b)(I) above shall be two as opposed to one.
     “Change of Control” shall be defined as (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company’s incorporation, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company, (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger, or (iv) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the

Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.
     (d) In the event (i) any payments described in this paragraph 4 would be “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) Employee is a “specified employee” (as defined in Code Section 409A(2)(B)(i)), such payments shall, to the extent required by Code Section 409A, be delayed for the minimum period and in the minimum manner necessary to avoid the imposition of the tax required by Code Section 409A.
5. Non-Competition; Proprietary Information and Inventions.
     (a) Proprietary Information and Inventions Agreement. As a condition precedent to the employment of Employee by the Company, Employee shall execute the Company’s standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit A.
     (b) Non-Competition Agreement. The Employee agrees that for one (1) year following the termination of this Agreement, the Employee shall not become the Chief Executive Officer or become a key executive of another for-profit business enterprise whose activities are at such time directly competitive with BioCryst.
     (c) Equitable Remedies. Employee acknowledges and recognizes that a violation of this paragraph by Employee may cause irreparable and substantial damage and harm to BioCryst or its affiliates, could constitute a failure of consideration, and that money damages will not provide a full remedy for BioCryst for such violations. Employee agrees that in the event of his breach of this paragraph, BioCryst will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach, to enforce the specific performance of this paragraph by Employee, and to enjoin Employee from engaging in any activity in violation hereof.
6. Golden Parachute Provisions. If it is determined that any payment or benefit provided by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment under any plan, program, arrangement or agreement of the Company would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then the Company shall first make a calculation under which such payments or benefits provided to the Employee are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (a) the Employee’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) the Employee’s Net After-Tax Benefit without application of the 4999 Limit. The Employee shall be entitled to the greater of (a) or (b). “Net After-Tax Benefit” shall mean the sum of (i) all payments that Employee receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments. If the Employee is required to reduce payments to which he is otherwise entitled such that no portion thereof is subject to the Excise Tax, the Employee shall choose which payments shall be reduced and the amount of the reduction of each payment.
7. Miscellaneous.
     (a) Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties relating to the employment of the Employee by BioCryst and there are no terms relating to such employment other than those contained in this Agreement. No modification or variation hereof shall be deemed valid unless in writing and signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.
     (b) Assignability. This Agreement may not be assigned without prior written consent of the parties hereto. To the extent allowable pursuant to this Agreement, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, heirs, successors and assigns.
     (c) Notices. Any notice or other communication given or rendered hereunder by any party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, at the respective addresses of the parties hereto as set forth below.
     (d) Captions. The section headings contained herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
     (e) Taxes. All amounts to be paid to Employee hereunder are in the nature of compensation for Employee’s employment by BioCryst, and shall be subject to withholding, income, occupation and payroll taxes and other charges applicable to such compensation.
     (f) Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama without respect to its conflicts of law principles.
     (g) Date. This Agreement is effective as of January 5, 2007.
     (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

     If the foregoing correctly sets forth our understanding, please signify your acceptance of such terms by executing this Agreement, thereby signifying your assent, as indicated below.

Yours very truly, BIOCRYST PHARMACEUTICALS, INC. COMPENSATION COMMITTEE
By:	/s/ Beth C. Seidenberg
Beth C. Seidenberg, MD
Chairman

By:	/s/ Steve Biggar
Steve Biggar, MD, PhD

By:	/s/ William W. Featheringill
William W. Featheringill

Address: 2190 Parkway Lake Drive Birmingham, Alabama 35244

     AGREED AND ACCEPTED, as of this 14 day of February, 2007.

/s/ Jon Stonehouse
Jon Stonehouse
Address:

7 Pine Top Place Durham, NC 27705